UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2010
Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia	24168

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (276) 627-2000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On February 3, 2010, the Company issued a press release announcing 2009 operating results. The press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 3, 2010, the Company announced that Glenn Prillaman had been elected Chief Executive Officer and Director of the Company. Mr. Prillaman has been President since August 2009 and was Chief Operating Officer from August 2009 until February 2010. Mr. Prillaman was our Executive Vice President — Marketing and Sales from September 2008 until August 2009. He held the position of Senior Vice President — Marketing and Sales since September 2006 and was our Senior Vice President — Marketing/Sales — Young America® from August 2003 to September 2006. Mr. Prillaman held various management positions in product development from June 1999 to August 2003. He is the son of Albert L. Prillaman, Chairman of the Board of Directors.
A copy of the press release announcing Mr. Prillaman’s election is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 3, 2010, the Board of Directors of the Company approved an amendment and restatement of the Company’s Bylaws. Section 3 of Article IV was amended to separate the position of Chairman of the Board of Directors and Chief Executive Officer. Section 5 of Article IV was amended to also cover the position of Chief Executive Officer. Certain conforming changes were made to other sections of the Company’s Bylaws.
The foregoing description of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. This description should be read in conjunction with the Company’s Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
The Company recorded income of $9.3 million, $11.5 million and $10.4 million in 2009, 2008 and 2007, respectively, from Continued Dumping and Subsidy Offset Act (“CDSOA”) payments and other related payments, net of legal expenses. These payments came from the case involving Wooden Bedroom Furniture imported from China. The CDSOA provides for distribution of monies collected by U.S. Customs and Border Protection for imports covered by antidumping duty orders entering the United States through September 30, 2007 to qualified domestic producers. Antidumping duties for merchandise entering the U.S. after September 30, 2007 remain with the U.S. Treasury.
Approximately $137 million of funds available for distribution were set aside by the government over the past four years principally for domestic producers that have requested CDSOA funds and are not eligible to receive funds based on the CDSOA and the government’s historical administration of the CDSOA. The government set aside these CDSOA funds in connection with two lower court cases involving the CDSOA that were decided against the government on constitutional grounds. The government appealed and prevailed on one of these cases in the U.S. Court of Appeals for the Federal circuit. The plaintiffs in this case have filed a petition with the U.S. Supreme Court for a writ of certiorari. The U.S. Supreme Court should announce whether or not it will hear the case by late spring 2010. Absent U.S. Supreme Court action that alters or overturns the U.S. Court of Appeals ruling or further action in the second case, the Company expects to receive approximately $36 million of the funds set aside by the government (based on our allocation of the funds distributed in each of the past four years).

According to U.S. Customs and Border Protection, as of October 1, 2009, approximately $32 million in duties had been secured by cash deposits and bonds on unliquidated entries, and this amount is potentially available for distribution under the CDSOA to eligible domestic manufacturers in connection with the case involving wooden bedroom furniture imported from China. The amount ultimately distributed will be impacted by the annual administrative review process which can retroactively increase or decrease the actual duties owed on entries secured by cash deposits and bonds. Assuming the Company’s percentage allocation in future years is the same as it was for the 2009 payment (approximately 27% of the funds distributed) and the $32 million collected by the government as of October 1, 2009 does not change as a result of the annual administrative review process or otherwise, the Company could receive approximately $3.5 million to $8.5 million in CDSOA funds in addition to the funds held back and set aside pending the final resolution of the court cases discussed above.
Due to the uncertainty of the various legal and administrative processes, the Company cannot provide assurances as to the amount of additional CDSOA funds that ultimately will be received, if any, and the Company cannot predict when it may receive any additional CDSOA funds.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Stanley Furniture Company, Inc. Bylaws Amended and Restated, effective February 3, 2010.

99.1	Press Release, dated February 3, 2010, announcing 2009 operating results and election of Glenn Prillaman as Chief Executive Officer and Director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.
Date: February 3, 2010	By:	/s/ Douglas I. Payne
Douglas I. Payne
Executive Vice President — Finance and Administration